Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 5, 2017, with respect to the consolidated financial statements, schedules, and internal control over financial reporting in the Annual Report of Alpha and Omega Semiconductor Limited on Form 10-K for the year ended June 30, 2017. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Alpha Omega Semiconductor Limited and on Forms S-8 (File Nos. 333-207987, 333-190935, 333-186480, 333-180126, 333-172173, and 333-166403); Form S-3 and Form S-3/A (File No. 333-214666)

/s/ GRANT THORNTON LLP
San Francisco, California
September 5, 2017